April __, 2000


Dear Fellow Captec Net Lease Realty Shareholder:


         It's been said that every picture tells a story. If so, then the graph below tells a sad story indeed for shareholders of Captec Net Lease Realty, Inc. ("Captec").



             [Insert Chart of Captec's Stock Price Since Inception]
              ----------------------------------------------------

         Our story begins in November 1997 when hopeful investors paid $18 per share to purchase Captec stock in an IPO. At that time, Captec's managers were granted long-term options to purchase hundreds of thousands of shares at that same price in order to "reinforce long-term goals by providing the proper nexus between the interests of management and [Captec's] shareholders." Unfortunately, by mid-December 1999, Captec's stock price had fallen to about $10 per share and the chances of profiting anytime soon from their options looked pretty slim. What could our managers do to salvage their dreams of getting rich from Captec? The answer came on December 20, 1999, when they dropped a bombshell on shareholders by announcing a plan to merge Captec with two private companies that they controlled, abandon its tax-advantaged REIT status and slash the quarterly dividend to shareholders from $0.38 to $0.11. Albert T. Adams, a director who headed the "independent" committee responsible for the plan tried to generate enthusiasm for the seemingly incestuous transactions. "This is the right strategy and direction for the company," he confidently announced. Investors, however, apparently disagreed with Mr. Adams and promptly pummeled Captec's stock price, knocking it down almost 30% that day! As one shareholder put it, "I got Captec'd."

         After soon falling to almost $6 per share, Captec stock has recovered somewhat but it still trades for only about one-half of its net asset value. We believe that whenever a company's stock is trading for that much less than its liquidating value, management has an obligation to narrow that gap. However, even though they have a fiduciary duty to shareholders, some managers will resist taking action if it adversely affects their own income or perks. That may or may not be the case at Captec but it is troublesome that their restructuring plan also provides our managers with very lucrative financial incentives in the form of massive stock grants (not options) that are tied to relatively modest performance targets but not to Captec's stock price. That means that our managers could be handsomely rewarded while Captec's stock price continues to languish far below its liquidating value. We don't believe that an incentive plan that is potentially dilutive to shareholders and not linked to the price of their stock is in their best interests.

         A number of Captec shareholders have accused management of self-dealing, alleging that the proposed merger is designed to benefit Captec's current managers at the expense of its public shareholders. For example, one angry Captec shareholder said this about management's plan:

         It's hard for me to be civil when I see so many people being hurt financially by management's self-serving interests. . . . [CAPTEC]'s plan causes us to suffer. If you were a retiree with 10,000 shares you now have to reduce your standard of living by more than $10,000 yearly... that hurts! If management wanted to change the company and bail themselves out of their other business, they could have made [an] LBO at say $12.00 and provided shareholders with the funds to invest elsewhere in REITs that serve our income needs. That would have been the honorable thing to do, not use your position to screw everyone for your own benefit. . . . What management is intentionally doing here is one of the most uncivil things I've seen in my 30 years [of investing]. I [have] seen managements make many major mistakes that literally ruined companies but what management is trying to do here is immoral. I don't know how they could possibly look at their parents, grandparents and children in the eyes. If they were my children and did such a greedy act, I [would] be ashamed of them. . . . Shame, shame!

         Captec's managers insist that their sole objective is to increase shareholder value. We do not know whether or not their intentions are honorable but a proposed transaction with a management-controlled affiliate just two years after an IPO certainly seems suspicious. In any event, we think there are enough unanswered questions to warrant an independent investigation. Consequently, we are proposing that shareholders vote to recommend an independent investigation into the circumstances leading to the proposed restructuring of Captec. If our current managers have nothing to hide, they should welcome an opportunity to clear up any doubts about their motives.

         In any event, whether management is corrupt or simply made a serious error in judgment, the result is the same, i.e., a severely depressed stock price. We think many shareholders have lost confidence in Captec's current managers and would welcome new leadership. Consequently, at the annual meeting, we will nominate an alternative slate of directors who are committed to increasing the value of your investment. Among the alternatives they will consider are the sale of the company, an orderly liquidation, a share repurchase program and a self-tender offer. As evidence of their commitment to deliver a higher stock price, these nominees have agreed to have their compensation held in escrow until the price of Captec stock reaches $12 per share.

         If our nominees are elected, you can be assured that (1) they will work to insure that Captec's stock price does not languish at a large discount to its liquidating value; and (2) the interests of the managers will never be placed above the interests of the shareholders.

         In addition to this mailing, you also may receive proxy-soliciting materials from the incumbent directors and a phone call from a proxy-soliciting firm that they hired with your money. They will try to convince you that the election of our nominees is "not in your best interests." Please take that with a large grain of salt. After all, they can't just say, "We like our cushy jobs and the perks that go with them and we will spend plenty of shareholder money to keep them."

         If you want directors who are committed to achieving a higher stock price you must return the GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@att.net.

                                                             Yours truly,




                                                             Phillip Goldstein
                                                             Portfolio Manager

PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF THE CAPTEC NET LEASE REALTY, INC.


          ANNUAL MEETING OF SHAREHOLDERS (To be held on June __, 2000)


         My name is Phillip Goldstein. I am the portfolio manager of Opportunity Partners L.P., the soliciting shareholder. I am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., a company that serves as the general partner of Opportunity Partners which is a shareholder in Captec Net Lease Realty, Inc. ("the Company"). We are sending this proxy statement and the enclosed GREEN proxy card to holders of record on April __, 2000 (the "Record Date") of the Company. We are soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Company's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

         This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Company on or about April __, 2000.

                                  INTRODUCTION

         There are three matters (or proposals) that the Company has scheduled to be voted upon at the meeting:

1.       The election of nine persons to serve as directors of the Company; and

2. The approval of the proposed merger and conversion from a REIT to a C corporation.

3. The approval of a performance incentive plan providing for grants to certain managers of up to two million shares of the Company's stock.

         In addition, we intend to introduce the following proposal at the meeting.

4. It is recommended that the Board of Directors authorize an independent investigation of the circumstances leading to the proposed restructuring of the company.

         With respect to these matters, we are soliciting a proxy to vote your shares FOR the election of Rajeev Das, Andrew Dakos, Glenn Goodstein, Steven Samuels, Gerald Hellerman, Brian Appel, Peter Brennan, John A. (Pete) Bricker and me to serve as directors of the Company. We are recommending that shareholders vote AGAINST the proposed merger and conversion from a REIT to a C corporation, and FOR the independent investigation of the circumstances leading to the proposed restructuring.

How Proxies Will Be Voted

         All of the proposals scheduled by the Company to be voted on at the meeting are included on the enclosed GREEN proxy card. If you will not attend the meeting and you wish to vote FOR the election of our nominees to the Board, you may do so by completing and returning a GREEN proxy card.

         If you return a GREEN proxy card to us or to our agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of the above nominees to the Board, AGAINST the proposed merger and conversion from a REIT to a C corporation, AGAINST the performance incentive plan and FOR the independent investigation of the circumstances leading to the proposed restructuring.

         If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting.

Voting Requirements

         If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies, consideration of matters of which We are not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the meeting (which we believe is permitted under state law), thereby possibly preventing a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Company's proxy statement for the voting requirements for each proposal.

Revocation of Proxies

         You may revoke any proxy you give to management or to us at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Company; (ii) executing and delivering a later dated proxy to us or to the Company or to our respective agents; or (iii) voting in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

         The shareholder making this solicitation is Opportunity Partners L.P. 60 Heritage Drive, Pleasantville, NY 10570. As noted above, I, Phillip Goldstein am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of Kimball & Winthrop, Inc., a company that serves as the general partner of Opportunity Partners. Opportunity Partners is a shareholder in the Company. Since 1996, I have taken an active role in urging the management of certain companies to take various actions that I believe would benefit those companies and their shareholders.

         As of April __, 2000 Opportunity Partners owned one share of Common Stock of the Company. I am also deemed to be the beneficial owner of -__,--- shares of Common Stock held in brokerage accounts by my clients (including Opportunity Partners) and me. Combined, these personal and client holdings total -__,--- shares, representing approximately -.-% of the Company's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

                           REASON FOR THE SOLICITATION

         We believe that a significant number of shareholders are dissatisfied with the actions of the incumbent board of directors. We are conducting this contest in order to give shareholders an opportunity to elect directors who are more committed to increasing shareholder value than the incumbents. To prove their commitment, our nominees will have their fees held in escrow until the Company's stock price rises to $12 per share.

                             CERTAIN CONSIDERATIONS

         In deciding whether to give us your proxy, you should consider the following:

         Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. We believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have tax consequences for shareholders that cannot be quantified at this time.

         I believe that all shareholders of the Company will benefit if any actions taken to improve shareholder value or to reduce or eliminate the gap between the Company's stock price and its liquidating value are successful. However, you should know that I also have personal financial incentives to increase the Company's stock price because my clients who hold shares of the Company pay me fees. These fees are based upon a share of the profits the client earns and will be greater if the value of the Company's shares increases.

                              ELECTION OF DIRECTORS

         At the meeting, I will nominate the following persons for election as a director for a term expiring in 2001.

Name, Address, Age                      Principal Business Occupation(s)
------------------                      --------------------------------

Phillip Goldstein (Age 55)              Since 1992, Mr. Goldstein has managed
60 Heritage Drive                       investments for a limited number of
Pleasantville, NY  10570                clients and has served as the portfolio
                                        manager and president of the general
                                        partner of Opportunity Partners, a
                                        private investment partnership. Mr.
                                        Goldstein has been an advocate for
                                        shareholder rights since 1996. From
                                        1998-2000, he was a director of
                                        Clemente Strategic Value Fund and was
                                        elected a director of Mexico Equity &
                                        Income Fund in February 2000.

Glenn Goodstein (Age 37)                Since 1992, Mr. Goodstein has managed
16830 Adlon Road                        investments for a limited number of
Encino, CA  91436                       clients. Between 1988 and 1996, Mr.
                                        Goodstein held several executive
                                        positions with Automatic Data
                                        Processing.

Andrew Dakos (Age 34)                   Private investor. Vice President --
14 Mill Street                          Sales, UVitec Printing Ink, Inc. since
Lodi, NJ  07644                         1997, Sales Manager 1992-1997.

Gerald Hellerman (Age 62)               Managing director of Hellerman
10965 Eight Bells Lane                  Associates; Trustee of Third Avenue
Columbia, MD 21044                      Trust since 1993; Director of Clemente
                                        Strategic Value Fund from 1998-2000.

Rajeev Das (Age 31)                     Senior Analyst for Kimball & Winthrop,
125 Seaman Avenue                       Inc. since 1997. Credit Manager for
New York, NY 10034                      Muriel Siebert & Company from 1995-1997

Steven Samuels (Age 43)                 Principal of Samuels Chase & Co., a
72 Coleytown Road                       licensed broker-dealer since 1995;
Westport, CT  06880                     Principal of Kimball & Winthrop, Inc.,
                                        General Partner of Opportunity Partners
                                        L.P. since 1992.

Brian Appel (Age 40)                    Managing Partner of Appel & Associates,
1901 Avenue of the Stars, No. 525       LLP, a law firm specializing in real
Los Angeles, CA 90067                   estate and commercial transactions
                                        since 1991.

John A. (Pete) Bricker Jr. (Age 48)     Principal and co-founder SCM Advisors,
5330 Castlewood Road                    LLC (1992), investment advisor for
Dallas, TX  75229                       Sandra Capital Management, L.P.; former
                                        director General Housewares Corp.

Peter F. Brennan (Age 45)               Co-founder of MidCap Investors (1990);
50 Broad Street -12th Floor             President of Noyes Partners Inc., a
New York, NY 10004                      registered broker-dealer since 1998.
                                        Chair of Corporate Governance &
                                        Shareholders Rights Committee of the NY
                                        Society of Security Analysts.


         As of April __, 2000 Mr. Das, Mr. Dakos, Mr. Goldstein, Mr. Goodstein, Mr. Brennan and Mr. Bricker beneficially owned ______, ______, ______, _______, ______ and _____ shares of the Company respectively. None of the other nominees own any shares.

         Other than fees that may be payable by the Company to its directors, none of our nominees have any arrangement or understanding with any person with respect to any future employment by the Company or by any affiliate of the Company.

         The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

  APPROVAL OF THE PROPOSED MERGER AND CONVERSION FROM A REIT TO A C CORPORATION

We believe the stock market's extremely negative reaction to the proposed restructuring indicates that it is not in the best interest of Captec's shareholders. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to vote AGAINST this proposal.

    APPROVAL OF A PERFORMANACE INCENTIVE PLAN PROVIDING FOR GRANTS TO
                CERTAIN MANAGERS OF UP TO TWO MILLION SHARES OF
                               THE COMPANY'S STOCK

This plan could lead to the transfer of more than $30 million of assets (based on net asset value) from the Company's shareholders to its managers. We don't believe that an incentive plan that is not linked to the price of the Company's stock -- and especially a plan as lucrative as this one -- is in the best interests of shareholders. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to vote AGAINST this proposal.

             A RECOMMENDATION THAT THE BOARD OF DIRECTORS AUTHORIZE
              AN INDEPENDENT INVESTIGATION INTO THR CIRCUMSTANCES
              LEADING TO THE PROPOSED RESTRUCTURING OF THE COMPANY

     Because of the allegations by a number of shareholders of self-dealing by management, we think that an independent investigation into the circumstances leading to the proposed merger is desirable.

                                THE SOLICITATION

      I am making this solicitation on behalf of Opportunity Partners. Persons affiliated with or employed by affiliates of Opportunity Partners may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Company. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. I estimate that the current managers will spend about $___,000 of shareholder funds and my expenses will be about $50,000. As of April __, 2000, my expenses have been approximately $_____. If the Company does not reimburse me, I may seek reimbursement from one or more of my clients or from their affiliates.

     Neither Opportunity Partners nor I have, within the past year, been a party to any contract, arrangement or understanding with any person with respect to any securities of the Company. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Company or any future transaction with the Company.

                                                    ADDITIONAL PROPOSALS

         We know of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Company's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: April __, 2000


             EXHIBIT 1: SECURITIES OF THE COMPANY PURCHASED OR SOLD

             WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

         Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Company. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Company within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner (the "Accounts"). Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

   Date   Shares Purchased     Date   Shares Purchased     Date   Shares Sold
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                   PROXY CARD

           PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF
             CAPTEC NET LEASE REALTY, INC. BY OPPORTUNITY PARTNERS
                                      L.P.

           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE __, 2000


The undersigned hereby appoints Steven Samuels, Rajeev Das, Andrew Dakos and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Captec Net Lease Realty, Inc. (the "Company") to be held at ______ on _______, June __, 2000, at ____________________________________________ (the "Meeting"), and any
adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [  ].)

1.   ELECTION OF NINE DIRECTORS


     FOR all of the nominees listed below [   ]              WITHHOLD AUTHORITY [   ]
     (except as indicated to the contrary below)             to vote for all of the nominees listed below

     PHILLIP GOLDSTEIN, GLENN GOODSTEIN, ANDREW DAKOS, GERALD HELLERMAN, RAJEEV DAS, STEVE SAMUELS, BRIAN APPEL, PETER BRENNAN AND JOHN A. (PETE) BRICKER

         To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

 ------------------------------------------------------------------------------

2.       APPROVAL OF THE PROPOSED MERGER AND CONVERSION FROM A REIT TO A C
     CORPORATION.


     FOR [   ]                   AGAINST [   ]                 ABSTAIN [   ]

3. APPROVAL OF A PERFORMANACE INCENTIVE PLAN PROVIDING FOR GRANTS TO CERTAIN MANAGERS OF UP TO TWO MILLION SHARES OF THE COMPANY'S STOCK


     FOR [   ]                   AGAINST [   ]                 ABSTAIN [   ]

4. RECOMMENDATION THAT THE BOARD OF DIRECTORS AUTHORIZE AN INDEPENDENT INVESTIGATION OF THE CIRCUMSTANCES LEADING TO THE PROPOSED RESTRUCTURING.

     FOR [   ]                   AGAINST [   ]                 ABSTAIN [   ]

         Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of the nominees named above in Proposal 1, AGAINST Proposal 2, and FOR Proposal 3. The undersigned hereby acknowledges receipt of the proxy statement dated April __, 2000 of Opportunity Partners L.P. and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.



SIGNATURE(S)______________________________________   Dated: _______________